EXHIBIT 99.1

Sight Sciences Reports First Quarter 2024 Financial Results and

Reaffirms Full Year 2024 Financial Guidance

MENLO PARK, Calif., May 2, 2024 (GLOBE NEWSWIRE) -- Sight Sciences, Inc. (Nasdaq: SGHT) ("Sight Sciences" or the "Company"), an eyecare technology company focused on developing and commercializing innovative, interventional technologies that elevate the standard of care, today reported financial results for the first quarter ended March 31, 2024, and reaffirmed financial guidance for full year 2024.

Recent Business and Financial Highlights

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Generated first quarter 2024 total revenue of $19.3 million, an increase of 2% compared to the same period in the prior year.

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Achieved total gross margin of 86% in the first quarter of 2024 compared to 84% in the same period in the prior year.

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Reduced cash used to $10.8 million in the first quarter of 2024, which included $3.2 million in debt financing restructuring costs, compared to $17.7 million used in the first quarter of 2023, a decrease of 39%, reflecting continued operational discipline.

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On April 26, 2024, the Company received a positive jury trial verdict associated with the patent infringement case against Alcon Inc., Alcon Vision, LLC, Alcon Research, LLC, and Ivantis, Inc (collectively, "Alcon") that Sight Sciences initiated on September 16, 2021 in the U.S. District Court for the District of Delaware (the "Court"), concerning the Hydrus® Microstent. The jury found that Sight Sciences’ asserted patents were willfully infringed and awarded monetary damages for past infringement. The monetary damages included $5.5 million in lost profits and $28.5 million in royalty damages for sales of the Hydrus Microstent covering the period from its commercial launch through trial. The Court will entertain post-trial briefings by both parties, including with respect to potential enhancements to the damages and other remedies, and the Court's final judgment will be subject to appeal.

Recent Clinical Highlights

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Announced the publication of results of a large-scale, real world minimally invasive glaucoma surgery (“MIGS”) study demonstrating the comprehensive outflow procedures performed with the OMNI® Surgical System (“OMNI”) technology were effective at lowering both intraocular pressure (“IOP”) and the need for IOP-reducing medications among study patients, when evaluated at two years post-surgery. The other two most commonly used FDA-approved MIGS devices combined with cataract surgery, and cataract surgery alone were also included.

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Announced the results of the cross-over phase (phase 2) of the Company’s SAHARA randomized clinical trial at the annual meeting of the American Society of Cataract and Refractive Surgery. The SAHARA data demonstrated that interventional dry eye procedures using the TearCare® System (“TearCare”) resulted in further clinically and statistically significant improvements in the signs and symptoms of dry eye disease (“DED”) at the one-year endpoint for patients who crossed over to TearCare from Restasis® at six months. Successful cross-over results at one year coupled with the successful results at six months suggest that the TearCare procedure is effective regardless of whether a patient has had prior treatment with Restasis, and that similar results could be expected when TearCare is used as a primary or secondary treatment for DED.

Management Commentary

"Our first quarter performance represents an encouraging start to the year, primarily driven by improved customer utilization within our Surgical Glaucoma segment as compared to the prior quarter and the same period in the prior year, and continued operational excellence with our strong gross margins and disciplined expense management. In addition, we are executing on our strategic initiatives to enhance market access to our interventional technologies supported by an expanding body of long-term clinical evidence in both our Surgical Glaucoma and Dry Eye segments,” said Paul Badawi, co-founder and Chief Executive Officer of Sight Sciences. “2024 is expected to be a foundational year for the next phase of Sight Sciences’ growth as we continue to penetrate and expand two multi-billion dollar market opportunities in surgical glaucoma and dry eye with our clinically differentiated, interventional technologies.”

First Quarter 2024 Financial Results

Revenue for the first quarter of 2024 was $19.3 million, an increase of 2% compared to the same period in the prior year. Surgical Glaucoma revenue was $18.3 million, an increase of 5% compared to the same period in the prior year. The increase was driven by increased utilization within existing accounts and an increase in the number of ordering accounts in the first quarter versus the same period in the prior year. Dry Eye revenue was $1.0 million, a decrease of 32% from the same period in the prior year. The expected decline was primarily due to fewer new accounts and related SmartHub® sales, as a result of the reduction in sales infrastructure pursuant to the Company’s restructuring in October 2023, and the Company's focus on the next phase of its commercial strategy for its Dry Eye segment towards achieving market access.

Gross profit for the first quarter of 2024 was $16.5 million compared to $15.8 million in the same period in the prior year. Gross margin for the first quarter of 2024 was 86%, compared to 84% in the same period in the prior year. The increase in gross margin was primarily driven by higher Surgical Glaucoma gross margin, partially offset by lower Dry Eye gross margin. Surgical Glaucoma gross margin in the first quarter of 2024 increased to 88%, compared to 86% in the same period in the prior year, primarily driven by a one-time prior year inventory scrap expense. Dry Eye gross margin in the first quarter of 2024 declined to 42%, compared to 54% in the same period in the prior year, primarily due to higher overhead costs per unit in the current period primarily due to lower production volumes.

Total operating expenses were $31.2 million in the first quarter of 2024 representing a 6% decrease compared to $33.3 million in the same period in the prior year, which reflects reduced selling, general, and administrative operating expenses and improved operating expense leverage compared to the same period in the prior year. Research and development expenses were $4.6 million in the first quarter of 2024 compared to $4.7 million in the same period in the prior year, representing a 1% decrease in the first quarter compared to the same period in the prior year. Selling, general, and administrative expenses were $26.6 million in the first quarter of 2024, compared to $28.7 million in the same period in the prior year, representing a 7% decrease in the first quarter compared to the same period in the prior year, primarily due to lower personnel-related expenses, which were partially offset by expected increased legal expenses and stock-based compensation expenses. Adjusted operating expenses1,2 were $26.6 million in the first quarter of 2024, down from $29.7 million in the same period in the prior year, representing an 11% decrease.

Net loss was $16.3 million ($0.33 per share) in the first quarter of 2024, compared to $17.1 million ($0.35 per share) in the same period in the prior year.

Cash and cash equivalents totaled $127.3 million and total long-term debt was $35.0 million (before debt discount and amortized debt issuance costs) as of March 31, 2024, compared to $167.3 million and $35.0 million, respectively, as of March 31, 2023. Cash used in the quarter totaled $10.8 million, reflecting continued operational discipline and a decrease compared to the same period in the prior year where cash used was $17.7 million. Cash used in the first quarter of 2024 included $3.2 million in debt financing restructuring costs.

2024 Financial Guidance

Sight Sciences reaffirms revenue guidance expectations for full year 2024 of approximately $81.0 million to $85.0 million, representing growth of approximately 0% to 5% growth compared to 2023. The Company continues to expect double-digit revenue growth in the second half of 2024 compared to the same period in the prior year as it regains commercial momentum and expands utilization and its customer base.

The Company reaffirms its guidance expectations for adjusted operating expenses1,3 for full year 2024 of approximately $107.0 million to $110.0 million, representing a decrease of approximately 0% to 3% compared to 2023.

The Company's full year 2024 financial guidance is forward-looking in nature, reflecting management’s expectations as of May 2, 2024, and is subject to significant risks and uncertainties that limit its ability to accurately forecast results. This outlook assumes no meaningful changes to the Company's business prospects or risks and uncertainties identified by management that could impact future results, which include, but are not limited to: changes in the reimbursement environment, including coverage decisions and reimbursement rates; the outcome of clinical trials; the outcome of legal proceedings or regulatory matters; changes in economic conditions, including discretionary spending and inflationary pressures; and supply chain disruptions, constraints and related expenses.

1 “Adjusted operating expenses” is a financial measure not prepared in accordance with the generally accepted accounting principles in the United States (“GAAP,” and such measure, a “non-GAAP financial measure”), and is calculated as operating expenses less stock-based compensation expense, depreciation and amortization, and restructuring costs. Please see the “Non-GAAP Financial Measures” section below for additional information.

2 A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures has been provided in the table titled "Non-GAAP to GAAP Reconciliation" attached to this press release.

3 Consistent with Securities and Exchange Commission regulations, the Company has not provided a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in reliance on the “unreasonable efforts” exception set forth in the applicable regulations, because there is substantial uncertainty associated with predicting any future adjustments that may be made to the Company’s GAAP financial measures in calculating the non-GAAP financial measures.

Non-GAAP Financial Measures

Certain non-GAAP financial measures, including adjusted operating expenses, are presented in this press release to provide information that may assist investors in understanding the Company's financial and operating results. The Company believes these non-GAAP financial measures are important performance indicators because they exclude items that are unrelated to, and may not be indicative of, the Company's core financial and operating results. These non-GAAP financial measures, as calculated, may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to the Company. These non-GAAP financial measures are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent the Company utilizes such non-GAAP financial measures in the future, it expects to calculate them using a consistent method from period to period.

Conference Call

Sight Sciences' management team will host a conference call today, May 2, 2024, beginning at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at www.sightsciences.com, on the Investors page in the News & Events section. The webcast will be available for replay for at least 90 days after the event.

About Sight Sciences

Sight Sciences is an eyecare technology company focused on developing and commercializing innovative and interventional solutions intended to transform care and improve patients’ lives. Using minimally invasive or non-invasive approaches to target the underlying causes of the world’s most prevalent eye diseases, Sight Sciences seeks to create more effective treatment paradigms that enhance patient care and supplant conventional outdated approaches. The Company’s OMNI® Surgical System is an implant-free glaucoma surgery technology (i) indicated in the United States to reduce intraocular pressure in adult patients with primary open-angle glaucoma; and (ii) CE Marked for the catheterization and transluminal viscodilation of Schlemm’s canal and cutting of the trabecular meshwork to reduce intraocular pressure in adult patients with open-angle glaucoma. Glaucoma is the world’s leading cause of irreversible blindness. The SION®

Surgical Instrument is a bladeless, manually operated device used in ophthalmic surgical procedures to excise trabecular meshwork. The Company’s TearCare® System is 510(k) cleared in the United States for the application of localized heat therapy in adult patients with evaporative dry eye disease due to meibomian gland dysfunction (“MGD”), enabling clearance of gland obstructions by physicians to address the leading cause of dry eye disease. The Company’s SION® Surgical Instrument is a manually operated device used in ophthalmic surgical procedures to excise trabecular meshwork. Visit www.sightsciences.com for more information.

Sight Sciences, TearCare, SmartHub and SmartLids are trademarks of Sight Sciences registered in the United States. OMNI and SION are trademarks of Sight Sciences registered in the United States, European Union and other territories.

Restasis is a registered trademark of Allergan, an AbbVie company.

Hydrus is a registered trademark of Alcon Vision LLC.

© 2024 Sight Sciences. All rights reserved.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Any statements made in this press release or during the earnings call that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include, but are not limited to, statements concerning execution of our strategic initiatives to enhance market access; next steps in our litigation with Alcon, including conduct of post-trial briefings and the ability to appeal the Court's final judgment; expected clinical results when TearCare is used as a primary or secondary treatment for DED; our expectation that 2024 is expected to represent a foundational year for the next phase of our growth as we continue to penetrate and expand our market opportunities; our ability to achieve our 2024 revenue and adjusted operating expenses guidance; and our expectation of double-digit revenue growth in the second half of 2024 versus the comparable period in the prior year as we regain commercial momentum and expand utilization and our customer base. These statements often include words such as "anticipate," "expect," “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast” and other similar expressions. We base these forward-looking statements on our current expectations, plans and assumptions we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances at such time. Although we believe these forward-looking statements are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our business, results of operations and financial condition and could cause actual results to differ materially from those expressed in the forward-looking statements. These statements are not guarantees of future performance or results. These forward-looking statements are subject to and involve numerous risks, uncertainties and assumptions, including those discussed under the caption “Risk Factors” in our filings with the U.S. Securities and Exchange Commission, as may be updated from time to time in subsequent filings, and you should not place undue reliance on these statements. These cautionary statements are made only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Investor contact:
Philip Taylor
Gilmartin Group
415.937.5406
Investor.Relations@Sightsciences.com

Media contact:

pr@SightSciences.com

SIGHT SCIENCES, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share data)

	March 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$127,284	$138,129
Accounts receivable, net of allowance for credit losses of $1,019 and $1,186 at March 31, 2024 and December 31, 2023, respectively	15,643	14,289
Inventory, net	6,871	7,849
Prepaid expenses and other current assets	2,291	2,604
Total current assets	152,089	162,871
Property and equipment, net	1,550	1,640
Operating lease right-of-use assets	1,297	1,458
Other noncurrent assets	624	682
Total assets	$155,560	$166,651
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,666	$1,731
Accrued compensation	4,028	4,528
Accrued and other current liabilities	5,999	3,774
Current portion - long-term debt, net	—	2,219
Total current liabilities	11,693	12,252
Long-term debt	33,697	31,708
Other noncurrent liabilities	961	2,476
Total liabilities	46,351	46,436
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; no shares issued and outstanding as of March 31, 2024 and December 31, 2023	—	—
Common stock, par value $0.001 per share; 200,000,000 shares authorized; 49,565,200 and 49,131,363 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	50	49
Additional paid-in-capital	420,215	414,956
Accumulated deficit	(311,056)	(294,790)
Total stockholders’ equity	109,209	120,215
Total liabilities and stockholders’ equity	$155,560	$166,651

SIGHT SCIENCES, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2024	2023
Revenue	$19,265	$18,824
Cost of goods sold	2,793	3,048
Gross profit	16,472	15,776
Operating expenses:
Research and development	4,636	4,669
Selling, general and administrative	26,559	28,675
Total operating expenses	31,195	33,344
Loss from operations	(14,723)	(17,568)
Investment income	1,648	1,810
Interest expense	(1,204)	(1,276)
Loss on debt extinguishment	(1,962)	—
Other expense, net	(8)	(19)
Loss before income taxes	(16,249)	(17,053)
Provision for income taxes	17	14
Net loss and comprehensive loss	$(16,266)	$(17,067)
Net loss per share attributable to common stockholders, basic and diluted	$(0.33)	$(0.35)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	49,486,263	48,405,271

SIGHT SCIENCES, INC.

Gross Margin Disaggregation (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2024	2023
Revenue
Surgical Glaucoma	$18,257	$17,334
Dry Eye	1,008	1,490
Total	19,265	18,824
Cost of goods sold
Surgical Glaucoma	2,209	2,362
Dry Eye	584	686
Total	2,793	3,048
Gross profit
Surgical Glaucoma	16,048	14,972
Dry Eye	424	804
Total	16,472	15,776
Gross margin
Surgical Glaucoma	87.9%	86.4%
Dry Eye	42.1%	54.0%
Total	85.5%	83.8%

SIGHT SCIENCES, INC.

Non-GAAP to GAAP Reconciliation (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2024	2023
Operating Expenses:
Total Operating Expenses	$31,195	$33,344
Less: Stock-based Compensation	(4,400)	(3,464)
Less: Depreciation and Amortization	(192)	(146)
Adjusted Operating Expenses(4)	26,603	29,734

4 Please see section titled "Non-GAAP Financial Measures" for additional information.

SIGHT SCIENCES, INC.

Supplemental Financial Measures (Unaudited)

	Three Months Ended March 31,
	2024	2023
Surgical Glaucoma active customers (5)	1,073	1,020
Dry Eye lid treatment units sold (6)	4,011	4,329
Dry Eye active customers (7)	288	264

5 “Surgical Glaucoma active customers” means the number of customers who ordered the OMNI Surgical System or the SION Surgical Instrument during the three months ended March 31, 2024 and 2023.

6 “Dry Eye lid treatment units sold” means the quantity of TearCare SmartLids® sold during the three months ended March 31, 2024 and 2023.

7 “Dry Eye active customers” means the number of customers who ordered lid treatment units during the three months ended March 31, 2024 and 2023.